             SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          Columbia Banking System, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               J. James Gallagher
                    Vice Chairman and Chief Executive Officer
                          Columbia Banking System, Inc.
                                 1301 "A" Street
                            Tacoma, Washington 98402
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

       Important Notice Regarding Delivery of Security Holder Documents

                      HOUSEHOLDING NOTICE TO SHAREHOLDERS

Dear Shareholder:

   The Securities and Exchange Commission recently approved a new rule that allows us to send a single copy of our annual reports and proxy statements to any household at which two or more of our shareholders reside, if we believe the shareholders are members of the same family. We will, however, continue to mail one proxy card for each registered shareholder. This program is referred to as "householding."

   You do not need to do anything in order to participate in our householding program. If we do not hear from you on or before April 28, 2002, you will be deemed to have consented to the receipt of only one set of our shareholder mailings by your household. Your consent will be perpetual unless you revoke it according to the following instructions:

  . If your Columbia shares are registered in your own name, please call toll free, or write to, ADP at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, with your request.

  . If a broker or other nominee holds your Columbia shares, please call toll free, or write to, ADP at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

   We will begin sending you a separate copy of our shareholder mailings within 30 days after receipt of your revocation notice.

   Our new householding program benefits both you and the Company. It not only reduces the volume of duplicate information received at your household, but also helps reduce our expenses. We encourage you to participate in this program!

Thank you very much.

COLUMBIA BANKING SYSTEM, INC.

                         [LOGO] COLUMBIA BANKING SYSTEM
                                1301 "A" Street
                           Tacoma, Washington 98402

                               February 26, 2002

Dear Shareholder:

   I am pleased to invite you to Columbia Banking System's Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Tuesday, April 2, 2002 at the Best Western Executive Inn, 5700 Pacific Highway E., Fife, Washington 98424.

   At the meeting, you and the other shareholders will be asked to approve the election of 12 directors to the Columbia Board. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2001.

   I hope that you can join us on April 2nd. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

   Sincerely,

               /s/ William T. Weyerhaeuser /s/ J James Gallagher
                 William T. Weyerhaeuser    J. James Gallagher
                        Chairman           Vice Chairman and CEO

                         [LOGO] COLUMBIA BANKING SYSTEM

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 2, 2002

   The 2002 Annual Meeting of Shareholders of Columbia Banking System, Inc. will be held at the Best Western Executive Inn, 5700 Pacific Highway E., Fife, Washington 98424 at 1:00 p.m. on Tuesday, April 2, 2002, for the following purposes:

    1. To elect 12 directors to serve on the Board until the 2003 Annual Meeting of Shareholders.

    2. To transact any other business that properly comes before the meeting or any adjournment of the meeting.

   Shareholders owning Columbia's shares at the close of business on the February 12, 2002 are entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Kristy House
                                          Kristy W. House
                                          Secretary

                               TABLE OF CONTENTS


PROXY STATEMENT.............................................................  1

ABOUT THE MEETING...........................................................  1

STOCK OWNERSHIP.............................................................  3

PROPOSAL 1: ELECTION OF DIRECTORS...........................................  5

EXECUTIVE COMPENSATION......................................................  9

Report of the Personnel and Compensation Committee on Executive Compensation  9

Stock Performance Graph..................................................... 13

Compensation Tables......................................................... 14

Other Employee Benefits..................................................... 15

Executive Employment and Severance Agreements............................... 16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..................... 17

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.............................. 17

INDEPENDENT PUBLIC ACCOUNTANTS.............................................. 18

AUDIT COMMITTEE REPORT...................................................... 18

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K................................. 19

                         COLUMBIA BANKING SYSTEM, INC.

                                1301 "A" Street
                           Tacoma, Washington 98402

                                PROXY STATEMENT

   The Board of Directors is soliciting proxies for this year's Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

   The Board set February 12, 2002 as the record date for the meeting (the "Record Date"). Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 12,619,831 shares of Columbia common stock outstanding on the Record Date.

   Voting materials, which include this Proxy Statement, a proxy card, and the 2001 Annual Report, are first being mailed to shareholders on or about February 26, 2002.

                               ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

   You are receiving this Proxy Statement and proxy card because you own shares of Columbia common stock. This Proxy Statement describes issues on which we would like you to vote.

   When you sign the proxy card you appoint J. James Gallagher and Melanie J. Dressel as your representatives at the meeting. Mr. Gallagher and Ms. Dressel will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

   Columbia's Board of Directors is sending you this Proxy Statement in connection with its solicitation of proxies for use at the 2002 Annual Meeting. Certain directors, officers and employees of Columbia and/or its banking subsidiary, Columbia Bank, may solicit proxies by mail, telephone, facsimile or in person.

   Columbia will pay for the costs of solicitation. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of Columbia common stock.

What am I voting on?

   At the Annual Meeting you will be asked to vote on the election of 12 directors to serve on the Board until the 2003 Annual Meeting of Shareholders.

Who is entitled to vote?

   Only shareholders who owned Columbia common stock as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

   You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain proxy materials from the institution that holds their shares.

  Internet Voting

   You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares and to confirm that your instructions have been recorded properly.

  For shares registered in your name

   As a shareholder of record, you may go to http://www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide your control number, which is contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

  For shares registered in the name of a broker or bank

   Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card.

   A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' Web site at http://www.proxyvote.com.

  General information for all shares voted via the Internet

   We must receive votes submitted via the Internet by 11:59 p.m. Eastern Time on April 1, 2002.

Can I change my vote after I return my proxy card?

   Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia's Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

   Unless you give other instructions on your proxy card, Mr. Gallagher and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated directors listed in this Proxy Statement.

   If any other matters are considered at the meeting, Mr. Gallagher and Ms. Dressel will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Gallagher and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

   If your shares are registered in your name and you do not return your proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

   If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the election of directors.

How many votes are needed to hold the Annual Meeting?

   A majority of Columbia's outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 12,619,831 shares of Columbia common stock were outstanding and eligible to vote.

What vote is required to elect directors?

   The 12 director nominees who receive the highest number of FOR votes will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Votes withheld are counted as "no" votes for the individual director.

Can I vote on other matters?

   Columbia has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board of Directors does not know of any other matters to be brought before the Annual Meeting.

When are proposals for the 2003 Annual Meeting due?

   Proposals by shareholders to transact business at Columbia's 2003 Annual Meeting must be delivered to Columbia's Secretary no later than November 15, 2002, in order to be considered for inclusion in Columbia's proxy statement and proxy card under the conditions set forth in federal securities laws. However, Columbia may elect, in its sole discretion, to include shareholder proposals delivered to Columbia's Secretary by January 15, 2003 in the proxy materials. If Columbia receives notice of a shareholder proposal after January 15, 2003, the proposal will not be included in the proxy materials and the proxy holders will have discretion on how to vote on such proposals.

How do I nominate someone to be a director?

   If you wish to nominate someone for election to the Board at the Annual Meeting of Shareholders you must give written notice to Columbia's Chairman not less than 14 days nor more than 50 days prior to the date of the Annual Meeting. If Columbia gives less than 21 days' notice of the Annual Meeting, your notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day that notice of the Annual Meeting was mailed. Your notification should contain the following information to the extent known: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of Columbia that will be voted for each proposed nominee; (d) your name and address; and (e) the number of shares of stock of Columbia you own. Columbia's Chairman may disregard your nomination if it does not meet these requirements.

                                STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia's stock?

   Currently, no shareholder owns more than 5% of the outstanding shares of Columbia common stock.

How much stock do Columbia's directors and executive officers own?

   The following table shows, as of January 31, 2002, the amount of Columbia common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of Columbia's directors and executive officers as a group. Except as otherwise noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. The address for all of the persons listed below is 1301 "A" Street, Tacoma, Washington, 98402. All share numbers and prices have been adjusted for applicable stock splits and applicable stock dividends.

Name                                          Position            Number        Percentage(1)
----                                          --------            ------        -------------
J. James Gallagher................. Director, Vice Chairman and
                                      Chief Executive Officer     240,658(3)         1.9%
Melanie J. Dressel................. Director, President and Chief
                                      Operating Officer            71,425(4)           *
Richard S. DeVine.................. Director                       56,972(2)           *
Jack Fabulich...................... Director                       14,662(2)           *
Jonathan Fine...................... Director                       30,571(2)(5)        *
John P. Folsom..................... Director                       19,007(2)           *
John A. Halleran................... Director                       22,203(2)           *
Don L. Hirtzel..................... Executive Vice President        6,872(6)           *
Thomas M. Hulbert.................. Director                       10,972              *
Thomas L. Matson, Sr............... Director                      116,761(7)           *
Donald Rodman...................... Director                       14,302(2)           *
Harald R. Russell.................. Executive Vice President       51,922(8)           *
Sidney R. Snyder................... Director                       20,127(2)           *
William T. Weyerhaeuser............ Chairman of the Board          80,139(9)           *
Evans Q. Whitney................... Executive Vice President       61,293(10)          *
James M. Will...................... Director                       14,663(2)           *
Directors and executive officers as
  a group (17 persons).............                               853,682(11)        6.7%

--------
  *  Represents less than 1% of Columbia's outstanding common stock.

 (1) Percentages shown are based on the number of shares of Columbia common stock deemed outstanding under applicable regulations, including options exercisable within 60 days.

 (2) Includes 2,001 shares issuable upon exercise of options that became exercisable on April 23, 2000 at $7.94 per share, and 1,906 shares issuable upon exercise of options that became exercisable on April 22, 2001 at $20.46 per share.

 (3) Includes: (a) 34,943 shares held in an IRA for the benefit of Mr. Gallagher; (b) 19,057 shares issued to Mr. Gallagher in April 1998 as a restricted stock award and held in escrow until certain conditions are met; (c) 47,664 shares issuable upon exercise of options that became exercisable on July 1, 2001 at $20.46 per share (d) 2,001 shares issuable to Mr. Gallagher's spouse, Ms. Margel Gallagher, a former director of Columbia, upon exercise of options that became exercisable upon her retirement from the Board on December 31, 1999 at $7.94 per share; and (e) 1,906 shares issuable to Ms. Margel Gallagher upon exercise of options that became exercisable upon her retirement from the Board on December 31, 1999 at $20.46 per share.

 (4) Includes: (a) 2,185 shares held by a corporation owned by Ms. Dressel and her spouse; (b) 4,202 shares issuable upon exercise of options that became exercisable on December 16, 1997 at $4.65 per share; (c) 3,002 shares issuable upon exercise of options that became exercisable on April 23, 2000 at $7.94 per share; (d) 9,528 shares issued to Ms. Dressel in January 1998 as a restricted stock award and held in escrow until certain conditions are met; and (e)12,705 shares issuable upon exercise of options that became exercisable on January 20, 2002 at $12.98 per share.

 (5) Includes 7,623 shares owned by a family trust for which Mr. Fine is co-trustee and shares voting and investment power.

 (6) Includes 5,500 shares issued to Mr. Hirtzel in October 2000 as a restricted stock award held in escrow until certain conditions are met.

 (7) Includes 1,906 shares issuable upon exercise of options that became exercisable on April 22, 2001 at $20.46 per share.

 (8) Includes: (a) 3,153 shares issuable upon exercise of options that became exercisable on December 16, 1997 at $4.65 per share; (b) 4,202 shares issuable upon exercise of options that became exercisable on April 24, 1999 at $6.27 per share; (c) 5,404 shares issuable upon exercise of options that became exercisable on April 23, 2000 at $7.94 per share; (d) 9,528 shares issued to Mr. Russell in January 1998 as a restricted stock award and held in escrow until certain conditions are met; and (e) 6,358 shares issuable upon exercise of options that became exercisable on January 20, 2002 at $12.98 per share.

 (9) All shares are owned by the WBW Trust No. One for which Mr. Weyerhaeuser is the trustee with sole voting and investment power. Includes 1,906 shares issuable upon exercise of options that became exercisable on April 22, 2001 at $20.46 per share.

(10) Includes: (a) 129 shares held by Mr. Whitney as custodian for his grandchildren; (b) 2,541 shares held in a brokerage account for Mr. Whitney's mother, over which Mr. Whitney exercises investment power;
     (c) 4,202 shares issuable upon exercise of options that became exercisable on December 16, 1997 at $4.65 per share; (d) 3,002 shares issuable upon exercise of options that became exercisable on April 23, 2000 at $7.94 per share; (e) 9,528 shares issued to Mr. Whitney in January 1998 as a restricted stock award and held in escrow until certain conditions are met; and (f) 6,353 shares issuable upon exercise of options that became exercisable on January 20, 2002 at $12.98 per share.

(11) Includes 197,901 shares issuable upon exercise of options.

                       PROPOSAL 1: ELECTION OF DIRECTORS

How many directors are nominated?

   Columbia's Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 25. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Bylaws further provide that up to two directors may be added by the Board between annual meetings of the shareholders. Columbia's Board has fixed the number of directors to be elected at the Annual Meeting at 12 and has nominated the persons listed on the following pages for election as directors to serve until the 2003 Annual Meeting or until their successors are elected.

What is the retirement age for directors?

   Columbia's Bylaws provide that any person who has not attained the age of 75 before the meeting of shareholders at which they are nominated for election (or who had not attained that age by the date of the last annual meeting of shareholders, if appointed) may become a director.

What happens if a nominee refuses or is unable to stand for election?

   The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

Who are the nominees?

   Information regarding each of the nominees is provided below, including each nominee's name and age, principal occupation during the past five years, and the year first elected as a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank.

Richard S. DeVine                       Director since 1993

   Mr. DeVine, 74, has served as president of Chinook Resources, Inc. (timber acquisition and sales) since 1992. Until 2001, Mr. DeVine served as chairman of Raleigh Schwarz & Powell, Inc., now known as Brown & Brown, Inc. (insurance brokers), Tacoma, Washington, having served as president of that company from 1976 to 1989.

Melanie J. Dressel                      Director since July 1998

   Ms. Dressel, 49, has served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July 1998 as President and Chief Operating Officer, and from May 1997 to July 1998, as Executive Vice President. Ms. Dressel has also served as the President and Chief Operating Officer of Columbia since January 2000, having served prior to that time and since May 1997 as Executive Vice President. Ms. Dressel, who has over 20 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997.

Jack Fabulich                           Director since 1993

   Mr. Fabulich, 73, is honorary chairman of Parker Paint Manufacturing Co., Inc., Tacoma, Washington, having served as president from 1982 to 1993. He is currently a commissioner and the president of the Port of Tacoma and formerly the president of Washington Public Ports. Mr. Fabulich also serves as a director of Washington Public Ports and R.A.E. Corp.

Jonathan Fine                           Director since 1993

   Mr. Fine, 47, is the president and chief executive officer of United Way of King County. Prior to joining United Way in September 2000, Mr. Fine served as chief executive officer of the American Red Cross, Seattle, King-County Chapter beginning in April 1996. Prior to that time, Mr. Fine was a private investor and from 1986 until December 1992, he served as senior vice president and treasurer of Puget Sound Bancorp, Inc., Tacoma, Washington.

John P. Folsom                          Director since 1997

   Mr. Folsom, 58, has been president and chief executive officer of Raleigh Schwarz & Powell, Inc., now known as Brown & Brown, Inc. (insurance brokers), Tacoma, Washington, since 1989.

J. James Gallagher                      Director since July 1998

   Mr. Gallagher, 63, has served as Vice Chairman and Chief Executive Officer of Columbia and Vice Chairman of Columbia Bank since January 2000, having served prior to that time and since July 1998 as Vice Chairman of Columbia and Columbia Bank. From January 1994 until his appointment at Columbia, Mr. Gallagher was a principal of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., a law firm headquartered in Tacoma, Washington, where he served as outside legal counsel for Columbia. Mr. Gallagher, who is a former bank regulator, has over 30 years of experience as legal counsel to financial institutions throughout the Northwest.

John A. Halleran                        Director since 1992

   Mr. Halleran, 73, has been a private investor since 1992. Prior to that time he was a general contractor with headquarters in Bellevue, Washington.

Thomas M. Hulbert                       Director since October 1999

   Mr. Hulbert, 55, is the president and chief executive officer of Winsor Corporation (lighting technologies), Olympia, Washington. From 1986 to 1996, Mr. Hulbert was the president of Log Contractors, Inc. (timber contracting and logging), Olympia, Washington, and from 1994 to 1998, was also the president of Techwood (furniture panel manufacturer), Shelton, Washington.

Thomas L. Matson, Sr.                   Director since 1998

   Mr. Matson, 64, has been the owner and president of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia.

Donald Rodman                           Director since 1991

   Mr. Rodman, 63, has been the owner and an executive officer of Rodman Realty, Longview, Washington, since 1961.

William T. Weyerhaeuser                 Director since 1998

   Mr. Weyerhaeuser, 58, is a clinical psychologist who has been in private practice in Tacoma, Washington since 1975. Mr. Weyerhauser is currently the chairman of the board of EDEN Bioscience Corporation. From 1984 to July 2000, Mr. Weyerhaeuser was also the owner and chairman of the board of Comerco, Inc. (holding company for the Yelm Telephone Company), Tacoma, Washington, and, from 1994 until June 1998, served as the chairman of the board of Rock Island Company (private investment company), St. Paul, Minnesota. Since 1990, Mr. Weyerhaeuser has also been a director of Potlatch Corporation (forest products) and since 1998, a director of EDEN Bioscience Corporation, each of which has a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. Mr. Weyerhauser also serves on the compensation committees for EDEN Bioscience Corporation, the University of Puget Sound, Potlatch Corporation and Clearwater Management Company.

James M. Will                           Director since 1993

   Mr. Will, 55, has served as the president of Titus-Will Enterprises (automobile leasing, rental and property management), Tacoma, Washington, since 1995, and also currently serves as president of that company's subsidiary, Titus-Will Chevrolet, Oldsmobile and Cadillac, Olympia, Washington. Prior to that time and since 1969, Mr. Will was the president of Tam Manufacturing Co. (automotive reengineering), Tacoma, Washington.

What committees has the Board established?

   The Board of Directors has established an Executive Committee, an Audit Committee, a Personnel and Compensation Committee and a Nominating Committee.

   Executive Committee. The Executive Committee may exercise all of the authority of the Board of Directors during the intervals between meetings of the Board, except that the Committee does not have the authority to: (1) authorize or approve a distribution or issuance of shares except in limited circumstances, (2) approve or propose to shareholders actions requiring shareholder approval, (3) fill vacancies on the Board or any Committee of the Board, (4) amend the Articles of Incorporation of Columbia, (5) adopt, amend, or repeal the Bylaws of Columbia, (6) approve a plan of merger not requiring shareholder approval, or (7) authorize or approve the issuance or sale of shares or determine rights and preferences with regard to any class or series of shares, except within certain limits specifically prescribed by the full Board of Directors. Current members of the Executive Committee are: Messrs. Weyerhaeuser (Chairman), DeVine, Fine, Folsom, Gallagher, and Matson and Ms. Dressel. There were 3 meetings of the Executive Committee in 2001.

   Audit Committee. The Audit Committee reviews and approves the services of the independent auditors, reviews the plan, scope, and audit results of the internal auditors and the independent auditors, and reviews the reports of bank regulatory authorities. The Audit Committee also has oversight with respect to Columbia's financial reporting, including the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. In May 2000, the Audit Committee adopted a written charter. Current members of the Audit Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. Fine (Chairman), Fabulich, Folsom, Hulbert, and Matson. All members of Columbia's Audit Committee are independent, as defined by applicable rules of the National Association of Securities Dealers. There were 7 meetings of the Audit Committee during 2001.

   Personnel and Compensation Committee. The Personnel and Compensation Committee reviews and recommends compensation arrangements for senior management. Current members of the Personnel and Compensation Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. DeVine (Chairman), Halleran, Rodman, Snyder, Weyerhaeuser and Will. There were 3 meetings of the Personnel and Compensation Committee during 2001.

   Nominating Committee. The Board of Directors has delegated to the Executive Committee the function of a Nominating Committee. The Nominating Committee identifies and recommends persons to be the board's nominees for the board of directors at each annual meeting of shareholders, and to fill vacancies on the board between annual meetings. Current members of the Nominating Committee are those shown above for the Executive Committee. The chairman of the board, as chairman of the Executive Committee, is chairman of the Nominating Committee.

How often did the Board of Directors meet during 2001?

   The Board met 11 times during 2001. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served, except Senator Snyder whose absences were excused due to his mandatory attendance at meetings of the Washington State Senate.

How are directors compensated?

   Columbia does not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors. During 2001, each of Columbia's outside directors received an annual retainer of $6,000 for serving on the Board and $500 per meeting for attending committee meetings of the Board. In addition, each outside director of Columbia was granted non-qualified stock options to purchase shares (as adjusted for applicable stock dividends and splits) of Columbia common stock, as follows:

                                    Year                   # of Shares         Exercise PricePer Share
                                    ----                   -----------         -----------------------
All Directors                       1997                      2,001                     $7.94
All Directors                       1998                      1,906                    $20.46
All Directors                       1999                    No grants                    N/A
All Directors                       2000                      1,650                    $10.91
All Directors                       2001                      1,650                    $13.15

   In 2001, the Chairman of the Board and each committee chairman also received options for 1,000 additional shares at an exercise price of $12.90 per share.

   These options vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Personnel and Compensation Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director's estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board, are generally subject to a director's unexcused absence for the year from no more than 25% of the total meetings of the Board and all committees of which the director is a member.

   In 2001, Columbia implemented a long-term care program for directors. Currently, directors Devine, Folsom, Gallagher, Halleran, Hulbert, Rodman and Will participate in the program which provides benefits in the event those individuals become chronically ill. The coverage is for a period of 3 years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director's years of service with Columbia after the inception of the long-term care program. Columbia paid a one time premium for the long-term care policies. Expenses are allocated to the directors participating in the program for 2001 as follows: Mr. Devine ($2,913), Mr. Folsom ($2,665), Mr. Gallagher ($3,763), Mr. Halleran ($1,935), Mr. Hulbert ($3,285), and Mr. Will ($2,464). The benefit vests over a 5 year period provided that the directors are fully vested if (1) they obtain the age of 75,
(2) they are not reelected to the board, (3) they become disabled, or (4) there is a change of control of Columbia. If a director is terminated for cause, the director must reimburse Columbia for the full premium paid. A director must reimburse a percentage of the premium if the director voluntarily resigns or chooses not to run for reelection. The long-term care program is available to all Columbia directors, including executive officers who are also directors. Columbia has purchased Bank Owned Life Insurance policies to fund this program.

                            EXECUTIVE COMPENSATION

   The following section describes the compensation that Columbia pays its Chief Executive Officer and the next four most highly compensated executive officers (the "Named Executives"). This section includes:

  . a report of Columbia's Personnel and Compensation Committee on executive compensation;

  .  a graph showing comparative performance of Columbia's common stock;

  . a detailed table showing compensation of the Named Executives for the last three years; and

  .  information about stock options and other benefits.

              Report of the Personnel and Compensation Committee
                           on Executive Compensation

   The Personnel and Compensation Committee of the Board of Directors of Columbia (the "Committee") has furnished the following report on executive compensation for fiscal year 2001. The Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for Columbia's executive officers, including the Named Executives.

Responsibilities and Composition of the Committee

   The Committee is responsible for (1) establishing compensation programs for executive officers of Columbia designed to attract, motivate and retain key executives responsible for the success of Columbia as a whole; (2) administering and maintaining such programs in a manner that will benefit the long-term interests of Columbia and its shareholders; and (3) determining the salary, bonus, stock option and other compensation of Columbia's executive officers. The Committee serves pursuant to a Charter adopted by the Board of Directors.

   The Committee is currently composed of Richard S. DeVine (Chairman), John Halleran, Donald Rodman, Sidney R. Snyder, William T. Weyerhaeuser, and James
M. Will. None of the members are officers or employees of Columbia or Columbia Bank.

Compensation Philosophy

   Columbia's long-term goal is to become the leading super community banking company headquartered in the Pacific Northwest, with a significant presence in selected markets. Management believes that the ongoing consolidation in its principal market area affords an opportunity for aggressive growth. Columbia's growth strategy consists of the following elements:

  . Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are under-served by larger banks in its market area and are attracted by Columbia's emphasis on relationship banking.

  . Fund loan growth through the creation of a branch system and other delivery systems catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings.

  . Continue growth through a combination of growth at existing offices, establishing new offices in desirable markets, expanding products beyond traditional loan and deposit services, and acquiring bank and non-bank companies as promising opportunities arise.

  . Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

   The achievement of these goals is intended to create long-term value for Columbia's shareholders, consistent with protecting the interests of depositors.

   The Committee believes that compensation of Columbia's Chief Executive Officer, other executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies that Columbia has established and enunciated.

   When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers (1) Columbia's performance during the past year and recent quarters in meeting its financial and other performance goals, (2) the individual's performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions with companies of comparable size, maturity and pursuing similar objectives, and other companies within the financial institutions industry. With respect to executive officers other than the Chief Executive Officer, the Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

Compensation Programs and Practices

   Columbia's compensation program for executives consists of three key elements: (1) base salary, (2) a performance-based annual bonus, and (3) periodic grants of options and other stock-based compensation.

   The Committee believes that this three-part approach best serves the interests of Columbia and its shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to Columbia's overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation. This type of compensation is intended to align the interests of option holders and of Columbia's shareholders, and further serve to promote an executive's continued service to the organization.

   Base Salary. Base salaries for Columbia's executive officers are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, an executive's scope of responsibilities, and individual performance and contribution to the organization. Columbia's Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other banking companies, including companies of different sizes, and provides this data to the Committee for its consideration in connection with the determination of levels of compensation. To the extent it deems appropriate, the Committee also considers general economic conditions within the area and within the industry. The Committee also meets periodically with an outside compensation consultant to evaluate the information obtained in light of Columbia's stated compensation objectives.

   Annual Bonus. Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of Columbia and on specific individual performance targets. The performance targets may be based on one or more of the following criteria: successfully pursuing Columbia's growth strategy, maintaining sound asset quality, improving productivity, and increasing earnings and return on equity.

   The size of the bonus pool is based upon an assessment of Columbia's performance as compared to both budgeted and prior fiscal year performance and the extent to which Columbia achieved its overall goals. Once the bonus pool is determined, the Chief Executive Officer or other executive officers, as appropriate, make individual bonus recommendations to the Compensation Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Columbia's overall performance.

   Options and Other Stock-Based Compensation. The Committee follows a compensation philosophy that emphasizes options and other stock-based compensation. Columbia's use of stock-based compensation focuses on the following guiding principles: (1) stock-based compensation has been and will continue to be an important element of employee pay, (2) the grant of stock options will be based on performance measures within the employee's control,
(3) owning stock is an important ingredient in forming the partnership between employees and the organization, and (4) ownership of significant amounts of Columbia's stock by executives and senior officers of Columbia will facilitate aligning management's goals with the goals of shareholders. The Committee anticipates that it will continue to emphasize stock-based compensation in the future.

   Columbia's performance in recent years has, in the Committee's opinion, shown the value of this approach. In particular, the Committee has taken note that, as shown on the Stock Performance Graph that follows, the total annual returns for Columbia's shareholders as compared to total annual returns for the Nasdaq U.S. Stock Index and for Columbia's Peer Group (comprised of banks with assets of $1 billion to $5 billion, all of which are located in the western United States), showed good performance through 1998, lagged in 1999, performed well in 2000, and lagged in 2001.

Stock Ownership Guidelines

   In 1997, the Committee approved stock ownership guidelines, which were amended in January 1999, for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of Columbia's shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during the five-year period that began in April 1997 (or, as appropriate, January 1999) or the date a person is designated as an executive officer, whichever is later.

   The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Vice Chairman, Chief Executive Officer, President, and Chief Operating Officer) have a required minimum ownership of 25,410 shares; and (2) Executive Vice Presidents in charge of lending and retail, the Chief Credit Officer, and the Chief Financial Officer have a required minimum ownership of 19,058 shares.

   The Board has also approved stock ownership guidelines that call for directors to achieve a stock ownership position of at least 6,353 shares by the year 2002 or within five years of joining the Board.

   At year-end 2001, all of the directors had exceeded the ownership guidelines, and the executive officers as a group far exceeded the guidelines.

Chief Executive Officer Compensation

   Mr. J. James Gallagher served as Columbia's Vice Chairman and Chief Executive Officer for the 2001 fiscal year, and Ms. Melanie J. Dressel served as President and Chief Executive Officer of Columbia Bank. In evaluating the compensation of Mr. Gallagher and Ms. Dressel for services rendered in 2001, the Committee considered both quantitative and qualitative factors.

   In looking at quantitative factors, the Committee reviewed Columbia's 2001 financial results and compared them with Columbia's budget and actual financial results for 2000. Specifically, the Committee considered that:

  .  net income increased 24% from 2000 net income;

  .  earnings per share (diluted) increased 25% from 2000;

  . average total assets, total loans and total deposits grew by 6%, 6% and 7%, respectively, from year end 2000 to 2001;

  . the 2001 return on average total assets was 0.86% compared to 0.73% in 2000, while the return on average equity increased to 10.39% compared to 9.36% in 2000;

  .  credit quality did not compare favorably with peer group performance; and

  . progress was less than expected in expanding Columbia's presence in King County and otherwise executing its growth strategy.

   In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Mr. Gallagher and Ms. Dressel in 2001. Specifically, the Committee recognized their leadership in strategically positioning Columbia for future significant developments in the banking industry and in Columbia's market area, and otherwise developing long-term strategies for the organization.

Policy With Respect to $1 Million Deduction Limit

   It is not anticipated that the limitations on deductibility, under Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to Columbia or its subsidiaries in the foreseeable future. In the event that such limitations would apply, the Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of Columbia. This may or may not involve actions to preserve deductibility.

Conclusion

   The Committee believes that for 2001, the compensation terms for Mr. Gallagher and Ms. Dressel, as well as for the other executive officers, were clearly related to the realization of the goals and strategies established by Columbia. Due to Columbia's inability to meet targeted performance in certain quantitative factors in 2001, no bonuses or options were awarded in 2001.

                          Richard S. DeVine, Chairman
                                 John Halleran
                                 Donald Rodman
                               Sidney R. Snyder
                            William T. Weyerhaeuser
                                 James M. Will

                            Stock Performance Graph

   The following graph shows a five-year comparison of the total return to shareholders of Columbia's common stock, the Nasdaq U.S. Stock Index (which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market) and the Columbia Peer Group (comprised of banks with assets of $1 billion to $5 billion, all of which are located in the western United States). The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The graph assumes that the value of the investment in Columbia's common stock, the Nasdaq and the Columbia Peer Group was $100 on December 31, 1996, and that all dividends were reinvested.

                                    [CHART]

                                                  Period Ending
                              -----------------------------------------------------
Index                         12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
-----                         -------- -------- -------- -------- -------- --------
Columbia Banking System, Inc.  100.00   174.47   179.32   133.58   174.22   160.71
NASDAQ--Total US*............  100.00   122.48   172.68   320.89   193.01   153.15
Columbia Peer Group**........  100.00   174.57   160.68   165.26   205.59   215.23

--------
* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002.

** The financial institutions which comprise the Peer Group consist of Western banks with total assets between $1-5 billion.

Compensation Tables

                          Summary Compensation Table

   The following table shows compensation paid or accrued for the last three fiscal years to Columbia's Chief Executive Officer and each of the Named Executives.

                                                                Long-Term
                                  Annual Compensation      Compensation Awards
                               ------------------------- ------------------------
                                                         Restricted  Securities
                                                           Stock     Underlying      All Other
Name and Principal Position    Year    Salary(1)  Bonus  Awards(2)  Options(#)(3) Compensation(4)
---------------------------    ----    --------- ------- ---------- ------------- ---------------
J. James Gallagher,            2001    $235,000  $   -0-  $   -0-         -0-         $14,575
  Vice Chairman and            2000     200,000   60,000      -0-      11,000          15,730
  Chief Executive Officer      1999     179,777      -0-      -0-         -0-          10,745

Melanie J. Dressel,            2001    $225,000  $   -0-  $   -0-         -0-         $14,198
  President and                2000     190,000   60,000      -0-      11,000          14,200
  Chief Operating Officer      1999     175,000      -0-      -0-      11,550          13,679

Don L. Hirtzel,                2001    $152,499  $   -0-  $   -0-         -0-         $ 8,531
  Executive Vice President     2000(5)   25,000   50,000   70,000      16,500             -0-

Harald R. Russell,             2001    $165,000  $   -0-  $   -0-         -0-         $12,700
  Executive Vice President and 2000     150,000   45,000      -0-       8,250          13,653
  Chief Credit Officer         1999     140,000      -0-      -0-       5,775          13,257

Evans Q. Whitney,              2001    $165,000  $   -0-  $   -0-         -0-         $13,045
  Executive Vice President     2000     150,000   45,000      -0-       8,250          14,506
                               1999     140,000      -0-      -0-       5,775          14,128

--------
(1) Represents total cash compensation earned, including interest on deferred compensation accruals.

(2) The Named Executive Officers had the following restricted stock award balances outstanding as of December 31, 2001: Mr. Gallagher, 19,057 shares ($248,694); Ms. Dressel, 9,528 shares ($124,340); Mr. Whitney, 9,528 shares
    ($124,340); Mr. Russell, 9,528 shares ($124,340); and Mr. Hirtzel, 5,500 shares ($71,775). Dollar values are based on the $13.05 per share closing price of Columbia's common stock reported on the Nasdaq National Market on December 31, 2001. Numbers have been adjusted for applicable stock splits and applicable stock dividends.

(3) Numbers have been adjusted for applicable stock splits and applicable stock dividends.

(4) Amounts shown for Mr. Gallagher in 2001 include $4,706 in 401(k) plan matching contributions, $8,500 in profit sharing, $324 in group term life insurance premiums, and $1,045 in economic benefit for split dollar insurance.
   Amounts shown for Ms. Dressel in 2001 include $4,984 in 401(k) plan matching contributions, $8,500 in profit sharing, $324 in group term life insurance premiums, and $390.00 in economic benefit for split dollar insurance. Amounts shown for Mr. Hirtzel in 2001 include $3,075 in 401(k) plan matching contributions, $5,132 in profit sharing, and $324 in group term life insurance premiums.
   Amounts shown for Mr. Russell in 2001 include $4,017 in 401(k) plan matching contributions, $8,017 in profit sharing, $324 in group term life insurance premiums, and $342 in economic benefit for split dollar insurance.
   Amounts shown for Mr. Whitney in 2001 include $4,326 in 401(k) plan matching contributions, $7,686 in profit sharing, $324 in group term life insurance premiums, and $710 in economic benefit for split dollar insurance.

(5) Mr. Hirtzel joined Columbia on October 31, 2000. At that time, he received a $50,000 bonus, as well as a restricted stock award grant of 5,500 shares of Columbia common stock (as adjusted for stock splits and dividends), and a nonqualified stock option to purchase 16,500 shares of Columbia common stock (as adjusted for stock splits and dividends).

                             Option Grants in 2001

   No options were granted to the Named Executives during 2001.

                  Option Exercises and Year-End Option Values

   The following table summarizes option exercises by and the value of unexercised options held by the Named Executives during 2001:

                                            Number of
                                            Securities
                                            Underlying
                                           Unexercised     Value of Unexercised
                    Shares                  Options at     In-the-Money Options
                   Acquired                December 31,    at December 31, 2001
                      On      Value     2001 (Exercisable/    (Exercisable/
Name               Exercise  Realized     Unexercisable)    Unexercisable) (1)
----               -------- ----------- ------------------ --------------------
J. James Gallagher     -0-          -0-  47,644 / 11,000        -0- / $143,550
Melanie J. Dressel  12,561     $102,497  11,410 / 23,705   $148,901 / $309,350
Don L. Hirtzel         -0-          -0-     -0- / 16,500        -0- / $215,325
Harald R. Russell      -0-          -0-  18,015 / 14,603   $235,096 / $190,569
Evans Q. Whitney    16,870  $137,659.20  11,410 / 14,603   $148,901 / $190,569

--------
(1) In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $13.05, the closing sale price of Columbia's common stock reported on the Nasdaq National Market on December 31, 2001, the last trading day of 2001.

                            Other Employee Benefits

   401(k) Plan. Columbia maintains a defined contribution plan, in the form of a 401(k) plan, that allows employees, including executive officers, to contribute up to 15% of their compensation each year. Columbia currently makes matching contributions to the extent of 50% of employees' contributions up to 3% of each employee's total compensation and is authorized to make a discretionary contribution as determined by the Committee each year. Columbia contributed approximately $357,000 in matching funds to the 401(k) Plan during 2001, and made a discretionary contribution of approximately $888,000 for the year 2001.

   Employee Stock Purchase Plan. Columbia also maintains an Employee Stock Purchase Plan (the "ESPP") that was adopted in 1995 and amended in January 2000. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions.

   Incentive Bonus Plan. Columbia has in place a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon year-end results of operations for Columbia and attainment of goals by individuals. In 2001, Columbia contributed $189,265 to the Plan.

   Supplemental Executive Retirement Plan and Split Dollar Benefit. In 2001, Columbia implemented a supplemental executive retirement plan (the "SERP") for certain executive officers of Columbia (the "Executives") to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance ("BOLI policies") on the lives of the Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses.

   The SERP provides the Executives with lifetime retirement benefits generally targeted to be the lesser of a fixed initial amount or 60% of the Executive's respective final full year of total compensation (as shown on the

Form W-2), except that J. James Gallagher's annual benefit is fixed at $150,000, without regard to his final base wage. The fixed initial amounts for Ms. Dressel and Messrs. Russell and Whitney are $294,688, $238,255 and $139,303. The SERP includes a number of restrictions on payment, including a requirement, subject to exception, that the Executive remain employed by Columbia until age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Executive's benefit. These potential adjustments include provisions for early retirement at a reduced benefit amount, a 2% annual inflation adjustment to benefit payments, an "Applicable Percentage" schedule, from 0% to 100%, analogous to a five year vesting schedule, that provides for a reduction in some benefit payments based on the Executive's tenure. Executives terminated pursuant to a change in control of Columbia, or disabled under any circumstances will be entitled to an Applicable Percentage of 100%, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Executive violates non-competition requirements or is terminated for cause or resigns voluntarily before achieving an Applicable Percentage of 100%.

   Associated with the SERP benefit is a death benefit for each Executive's designated beneficiaries. Beneficiaries designated by an Executive are entitled to a split dollar share of the death proceeds from the life insurance policies on each Executive, which vary depending on the Executive's age at death, employment status with Columbia at the time of death, and eligibility to receive SERP payments.

   Restricted Stock. Columbia has made restricted stock awards to executives in order to reward the executives for prior service to Columbia and to provide incentives for such executives to continue to serve Columbia in the future. In each case, the awards provide for the immediate issuance of shares of Columbia common stock to the executive, with such shares held in escrow until the executive meets certain conditions. The condition to the awards is continued service as an executive officer of Columbia and/or Columbia Bank for at least five years from the date of grant of the award. If an executive does not meet the required condition, the executive forfeits his or her right to the shares. The term of the escrow may be reduced by action of the Board or the Committee, by reason of a change in control of Columbia or Columbia Bank, or by the death or disability of the executive. The executives have the right to vote the award shares and to receive dividends or other distributions on the shares while they remain in escrow.

   General Benefits. Columbia provides a group health insurance plan along with the normal vacation and sick pay benefits.

                 Executive Employment and Severance Agreements

   Mr. Gallagher serves as Vice Chairman of Columbia and Columbia Bank and Chief Executive Officer of Columbia pursuant to an employment agreement entered into effective July 1, 1998 and as amended effective December 20, 2000. The term of the employment agreement with Mr. Gallagher expires June 30, 2003, unless extended or sooner terminated as provided in such agreement. The employment agreement with Mr. Gallagher, as most recently amended, establishes his minimum annual salary at $235,000 beginning January 1, 2001.

   Ms. Dressel serves as President and Chief Executive Officer of Columbia Bank and as President and Chief Operating Officer of Columbia pursuant to an employment agreement entered into effective July 1, 1999 and as amended effective December 20, 2000. The term of the employment agreement with Ms. Dressel expires on June 30, 2004, unless extended or sooner terminated as provided in such agreement. The employment agreement with Ms. Dressel, as most recently amended, establishes her minimum annual salary at $225,000 beginning January 1, 2001.

   Columbia has also entered into employment agreements effective December 20, 2000, pursuant to which Messrs. Russell and Whitney serve as Executive Vice Presidents of Columbia. The terms of the employment agreements with Messrs. Russell and Whitney expire June 30, 2004, unless extended or sooner terminated as provided in such agreements. The employment agreements with Messrs. Russell and Whitney establish each such executive's minimum annual salary at $165,000 beginning January 1, 2001. The employment agreements entered into with Messrs. Russell and Whitney replaced the Severance Agreements with these executives effective June 23, 1999. On October 31, 2001, Columbia also entered into an employment agreement with Mr. Hirtzel pursuant to which he agreed to serve as an Executive Vice President. The term of Mr. Hirtzel's employment agreement expires December 31, 2003, unless extended or sooner terminated as provided in such agreement. The employment agreement establishes Mr. Hirtzel's minimum annual salary at $150,000.

   The employment agreements with Messrs. Gallagher, Russell, Whitney and Hirtzel and Ms. Dressel contain covenants by such executives that they will not compete with Columbia in the State of Washington for two years after voluntarily terminating employment without "good reason" (as defined in the agreements).

   The employment agreements also contain provisions that require payments in the event of a change in control (as defined in the agreements) and termination of employment without cause (as defined in the agreements). The payments would be due if such termination followed by up to two years and in certain cases preceded the change in control. Generally, in such circumstances, all contingent payments payable to the executives are deemed earned. Under the terms of the agreements, each of the executives is entitled to receive their base salary for two years following such termination or until the end of the term of their respective employment agreements, whichever is longer. In such circumstances, the executives are also entitled to all benefits provided for in their respective agreements, to be fully vested as to any nonvested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. In the event that the executive receives an amount under these provisions which results in imposition of a tax on the executive under the provisions of Internal Revenue Code Section 4999 (relating to Golden Parachute payments), Columbia is obligated to reimburse such executive for that amount exclusive of any tax imposed by reason of receipt of reimbursement under their employment agreement.

   Columbia has entered into a Severance Agreement with Gary R. Schminkey, Executive Vice President and Chief Financial Officer. The severance agreement contains provisions, similar to those contained in the employment agreements discussed above, that require payments in the event of a change in control and termination of employment without cause. Under the terms of Mr. Schminkey's agreement, he is entitled to receive his base salary for varying terms of up to three years following termination arising out of a change in control situation, and is also entitled to be fully vested as to any nonvested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. His agreement also contains a covenant that he will not compete with Columbia in the State of Washington for up to three years after the commencement of severance benefit payments. The term of the severance agreement becomes operable only in certain circumstances involving a change in control and does not constitute a contract for continued employment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Columbia's directors and executive officers to send reports of their ownership of Columbia's stock to the Securities and Exchange Commission. Columbia believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2001. In making this disclosure, Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

   During 2001, certain directors and executive officers of Columbia and Columbia Bank, and their associates, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

   In addition, in December 2000, Columbia's Board approved the issuance of an aggregate of 50,000 shares of Columbia common stock to certain of its Named Executives, in return for receipt from each Executive of a full recourse promissory note payable to Columbia, on or before the seventh anniversary of the date of purchase, for the full amount of the purchase price of the shares, with interest payable annually at the fixed rate of 5.87% per annum, the mid-term federal rate established by the Internal Revenue Service and effective in the month of December 2000. Specifically, the Board approved the deferred purchase of 15,000 shares each by Mr. Gallagher and Ms. Dressel in exchange for a $196,875 promissory note from each, and for the deferred purchase of 10,000 shares each by Messrs. Russell and Whitney in exchange for a $131,250 promissory note from each.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of Deloitte & Touche LLP performed the audit of the consolidated financial statements of Columbia and its subsidiary for the year ended December 31, 2001. Columbia's Board has selected Deloitte & Touche to be Columbia's independent accountants for the current fiscal year. Shareholders are not required to take action on this selection. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees billed by Deloitte & Touche LLP during calendar year 2001

   Audit Fees. The audit fees that Deloitte & Touche LLP billed Columbia for its audit services, including review of Columbia's annual financial statements and those financial statements included in Columbia's quarterly reports on Form 10-Q, totaled $155,125.

   Financial Information Systems Design and Implementation Fees. During the year Deloitte & Touche LLP did not bill Columbia for financial information systems design and implementation services.

   All Other Fees. Other fees that Deloitte & Touche LLP billed Columbia for all other non-audit services rendered to Columbia, including tax related services, totaled $29,304. The Audit Committee has considered these fees and determined that they are compatible with maintaining Deloitte & Touche LLP's independence.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors makes the following report, which, notwithstanding anything to the contrary set forth in any of Columbia's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

   With respect to fiscal 2001, the Audit Committee has:

   (1) reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia's consolidated financial statements were prepared in accordance with generally accepted accounting principles;

   (2) discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

   (3) discussed with the Columbia's internal and independent accountants the overall scope and plans for their respective audits;

   (4) met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia's internal controls, and the overall quality of Columbia's financial reporting; and

   (5) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1 (Independence Discussion with Audit Committee) and has discussed with representatives of Deloitte & Touche LLP that firm's independence.

   Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to Columbia's Board of Directors that the audited financial statements be included in Columbia's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

                            Jonathan Fine, Chairman
                                 Jack Fabulich
                                John P. Folsom
                               Thomas M. Hulbert
                             Thomas L. Matson, Sr.

                  ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

   Columbia's Annual Report and Form 10-K for the year ended December 31, 2001 (which is not a part of Columbia's proxy soliciting materials) is being mailed to Columbia's shareholders with this Proxy Statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

                                  JoAnne Coy
                     Vice President and Marketing Director
                            P. O. Box 2156, MS 8300
                             Tacoma, WA 98401-2156
                              Fax: (253) 305-0317

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                          COLUMBIA BANKING SYSTEM, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 2, 2002.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         COLUMBIA BANKING SYSTEM, INC.

     The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. ("Columbia") hereby nominates, constitutes and appoints J. James Gallagher and Melanie J. Dressel and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all of the common stock of Columbia standing in my name and on its books on February 12, 2002 at the Annual Meeting of Shareholders to be held at the Best Western Executive Inn, Fife, Washington, on April 2, 2002, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 2, 2002 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

      Please date, sign and mail your proxy card back as soon as possible!

COLUMBIA BANKING SYSTEM, INC.
1301 A STREET
TACOMA, WASHINGTON 98402-2156

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Banking System, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  x
--------------------------------------------------------------------------------
                                     COLBNK   KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA BANKING SYSTEM, INC.

1. ELECTION OF DIRECTORS.

A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders in the year 2003 or until their successors are duly elected and qualified:

01) Richard S. DeVine             07) John A. Halleran
02) Melanie J. Dressel            08) Thomas M. Hulbert
03) Jack Fabulich                 09) Thomas L. Matson
04) Jonathan Fine                 10) Donald Rodman
05) John P. Folsom                11) William T. Weyerhaeuser
06) J. James Gallagher            12) James M. Will

For     Withhold     For All     To withhold authority to vote, mark "For All
All        All       Except      Except" and write the nominee's number on the
[ ]        [ ]         [ ]       line below.

                                 -----------------------------------------------

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTE AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL SET FORTH HEREIN.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

NOTE: Signature(s) should agree with name(s) on Columbia stock certificate(s). Executors, administrator, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign. PLEASE SIGN AND RETURN IMMEDIATELY.


----------------------------------     -----------------------------------
Signature                     Date     Signature                      Date
(PLEASE SIGN WITHIN BOX)               (Joint Owners)